Universal Technical Institute Announces Change to its Board of Directors
George Brochick appointed to fill vacancy created by Roger Penske’s departure

SCOTTSDALE, Ariz. - April 1, 2020 - Universal Technical Institute (NYSE: UTI), the leading provider of transportation technician training, announced that George Brochick, Executive Vice President - Strategic Development at Penske Automotive Group, Inc. (PAG), has been elected to UTI’s Board of Directors, effective March 31, 2020, filling a vacancy created by the departure of Roger Penske. Mr. Penske, Chair of the Board and Chief Executive Officer of PAG, departed from the company’s Board, effective March 30, 2020.

“We appreciate Roger’s many years of insightful guidance and counsel,” said Robert DeVincenzi, Chair of the UTI Board of Directors. “During his eighteen years of service to our board, we have developed a powerful set of industry relationships that continue to serve us to this day, and his peerless industry knowledge has helped us create an educational model that employers have come to rely on.”

“We welcome George to our Board of Directors,” DeVincenzi said. “His extensive experience, expertise and relationships in the transportation industry will be invaluable in helping UTI continue to meet the needs of students and employers.”

“UTI provides a valuable and much-needed service to the transportation industry,” said George Brochick, Executive Vice President of Strategic Development at Penske Automotive Group. “I look forward to the opportunity to work with its leaders to help UTI continue to deliver the industry leading technical education for which it is known.”

“It has been a pleasure to be a part of the development of UTI and to see the company transform and continue to grow, and I am very pleased to have George Brochick join the UTI Board,” said Roger Penske, Chair of the Board and Chief Executive Officer of Penske Automotive Group. “George is a key member of the Penske Automotive executive team and will bring a wealth of transportation industry knowledge and experience to UTI.”

About George Brochick
George Brochick has served as Executive Vice President - Strategic Development at Penske Automotive Group (PAG) since July 2012, having previously served as PAG’s Executive Vice President of Western Region since December 2002. He joined PAG in 1996 upon the sale of the former Sun Automotive Group to Penske Automotive. In addition to his current executive functions, Brochick has held numerous dealership general manager positions throughout his automotive career.

From 1977 to 1984, Brochick served as Vice President, Operations, for Southwest Kenworth, Inc. Brochick also held the position of Director, Marketing Services, for Euclid, Inc., a division of Daimler-Benz, A.G., with worldwide responsibilities for market research and technical field studies.

Brochick served as a Board Member of the American International Automobile Dealers Association and currently serves as a Board member of the Duke University Board of Visitors.

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About Universal Technical Institute, Inc.

With more than 220,000 graduates in its 54-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation's leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 13 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona.
For more information, visit www.uti.edu. Like UTI on www.facebook.com/UTI or follow UTI on Twitter @UTITweet, @MMITweet, and @NASCARTechUTI.

Company Contact:
Troy R. Anderson
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9365

Investor Relations Contact:
Moriah Shilton
LHA Investor Relations
(415) 433-3777
UTI@lhai.com

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